Exhibit 21.1

Subsidiaries of ASLAN Pharmaceuticals Limited

Name of Subsidiary	Jurisdiction of Incorporation or Organization
ASLAN Pharmaceuticals Pte. Ltd.*	Singapore
ASLAN Pharmaceuticals Taiwan Limited (亞獅康股份有限公司)**	Taiwan
ASLAN Pharmaceuticals Pty Ltd**	Australia
ASLAN Pharmaceuticals Hong Kong Limited (亞獅康藥業香港有限公司)**	Hong Kong
ASLAN Pharmaceuticals (Shanghai) Co. Ltd. (亚狮康医药技术 (上海) 有限公司)***	People’s Republic of China

*	Wholly owned by ASLAN Pharmaceuticals Limited
**	Wholly owned by ASLAN Pharmaceuticals Pte. Ltd.
***	Wholly owned by ASLAN Pharmaceuticals Hong Kong Limited